Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Monday, July 23, 2007
Arch Coal, Inc. Reports Second Quarter 2007 Results
Arch Coal achieves a solid performance in soft U.S. coal market
Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Revenues	$598.7	$637.5	$1,170.1	$1,272.0
Income from Operations	53.9	99.8	104.7	194.0
Net Income[1]	37.5	69.6	66.2	130.2
Fully Diluted EPS	0.26	0.48	0.46	0.90

Adjusted EBITDA[2]	$111.8	$151.6	$220.3	$291.5

1/-	Net income available to common shareholders.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
     St. Louis – Arch Coal, Inc. (NYSE:ACI) today reported second quarter 2007 net income available to common shareholders of $37.5 million, or $0.26 per fully diluted share, compared with $69.6 million, or $0.48 per fully diluted share, in the prior-year period. Arch earned operating income of $53.9 million on revenues of $598.7 million in the second quarter of 2007, compared with operating income of $99.8 million on revenues of $637.5 million in the prior-year period.
     During the first half of 2007, Arch earned net income available to common shareholders of $66.2 million and adjusted EBITDA of $220.3 million. In the first half of 2006, when market conditions were considerably stronger, the company reported net income available to common shareholders of $130.2 million and adjusted EBITDA of $291.5 million.
     “Arch Coal delivered solid operating results in the second quarter of 2007, especially considering the softness experienced in U.S. coal markets,” said Steven F. Leer, Arch’s chairman and chief executive officer. “While conditions were less favorable than during the year-ago period, U.S. coal markets began to strengthen in the second quarter. We believe coal markets are likely to continue to improve as the year progresses, as evidenced by many positive catalysts that suggest a better supply and demand balance in domestic coal markets by year-end.”

     “Arch is particularly well-positioned to capitalize on improving market fundamentals during the second half of this year and beyond,” continued Leer. “Arch will continue to execute a market-driven strategy in an effort to match our production and capital spending programs with market demand. We believe this focused strategy will result in superior shareholder returns over the long-term.”
Arch Achieves a Solid Operating Performance in Weak U.S. Coal Market
     “Our operational performance during the second quarter of 2007 reflects higher unit costs associated with planned volume reductions, as well as the impact of three longwall moves at our Western Bituminous mines,” said John W. Eaves, Arch’s president and chief operating officer. “Despite these challenges, our operations performed well as we continued to focus on maintaining production flexibility at our mines. Going forward, we expect an even stronger operational performance during the second half of 2007 coupled with improving market conditions.”
     During the quarter just ended, Arch divested its Mingo Logan Ben Creek complex for approximately $43 million inclusive of working capital. Arch recorded an $8.1 million pre-tax gain on the transaction in the second quarter of 2007, which includes the recognition of losses on several below-market sales contracts retained in the transaction that Arch will continue to service and which the company is no longer able to source from existing operations.
     “The Mingo Logan transaction was specifically timed to coincide with the depletion of the longwall reserves at this operation,” said Eaves. “The divestiture of this once core asset also effectively offset higher mine operating costs associated with challenging conditions faced in the final longwall panel and the wind-down costs of the longwall operation during the quarter.”

	Arch Coal, Inc.
	2Q06	1Q07	2Q07
Tons sold (in millions)	32.0	31.4	33.3
Average sales price per ton	$16.78	$16.85	$16.42

Cash cost per ton	$11.51	$12.93	$12.95
Cash margin per ton	$5.27	$3.92	$3.47

Total operating cost per ton	$13.11	$14.74	$14.67
Operating margin per ton	$3.67	$2.11	$1.75

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. A supplemental regional schedule for all quarters beginning with FY05 can be found in the investor section of www.archcoal.com.
     Consolidated average sales price per ton declined $0.43 in the second quarter of 2007 when compared with the first quarter, reflecting lower average price realization in Arch’s Western Bituminous and Central Appalachian operating regions. Additionally, tons sold in the second quarter of 2007 reflect a higher percentage of Powder River Basin volume compared with the prior-quarter period. Consolidated operating cost per ton declined slightly in the second quarter of 2007 compared with the first quarter of 2007. As a result, Arch earned $1.75 per ton in operating margin in the second quarter of 2007 compared with $2.11 per ton in the prior-quarter period.

	Powder River Basin
	2Q06	1Q07	2Q07
Tons sold (in millions)	24.1	23.2	24.9
Average sales price per ton	$11.44	$10.47	$10.51

Cash cost per ton	$7.48	$8.02	$8.24
Cash margin per ton	$3.96	$2.45	$2.27

Total operating cost per ton	$8.64	$9.19	$9.41
Operating margin per ton	$2.80	$1.28	$1.10

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the Powder River Basin, average sales price per ton increased modestly in the second quarter of 2007 when compared with the first quarter, while operating cost per ton increased $0.22, primarily due to planned dragline maintenance and repair activity, as well as higher costs associated with diesel fuel and large tires. As a result, Arch’s Powder River Basin operations contributed $1.10 per ton in operating margin in the second quarter of 2007 compared with $1.28 per ton in the prior-quarter period.

	Western Bituminous
	2Q06		1Q07	2Q07
Tons sold (in millions)	4.5		4.8	5.0
Average sales price per ton	$22.08		$24.77	$24.13

Cash cost per ton	$10.74	*	$16.07	$17.28
Cash margin per ton	$11.34	*	$8.70	$6.85

Total operating cost per ton	$13.23		$19.56	$20.35
Operating margin per ton	$8.85		$5.21	$3.78

Above figures exclude transportation costs billed to customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

*	Includes $10 million of proceeds from insurance recoveries related to West Elk outage.
     In the Western Bituminous region, average sales price per ton declined $0.64 in the second quarter of 2007 when compared with the first quarter, reflecting a less favorable mix of customer shipments. Operating costs per ton increased $0.79 over the same time period, mainly reflecting higher costs associated with reduced production volumes stemming from three longwall moves. During the second quarter of 2007, Arch reduced Western Bituminous coal inventory to meet customer obligations given the lost production from the longwall moves. During the second half of 2007, Arch currently anticipates one longwall move in the Western Bituminous region compared with four longwall moves that occurred in the region during the first half of the year.

	Central Appalachia
	2Q06	1Q07	2Q07
Tons sold (in millions)	3.3	3.4	3.4
Average sales price per ton	$48.55	$48.87	$48.36

Cash cost per ton	$41.95	$41.64	$41.04
Cash margin per ton	$6.60	$7.23	$7.32

Total operating cost per ton	$45.55	$45.44	$44.85
Operating margin per ton	$3.00	$3.43	$3.51

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions.
     In the Central Appalachian region, average sales price per ton declined $0.51 in the second quarter of 2007 when compared with the first quarter as a result of lower metallurgical coal sales in the quarter just ended. Operating costs per ton declined $0.59 over the same time period, benefiting from strong performances at several of Arch’s operations in the region, as well as increased brokerage activity, and would have declined more significantly if not for the higher costs associated with the final quarter of longwall production at Mingo Logan.
Arch Celebrates Key Awards, Safety Performance and Milestone
     Arch’s focus on three key pillars of performance – safety, environmental stewardship and productivity – was recognized with several awards earned to date in 2007. Notably, Arch’s Skyline and Sufco mines both earned Utah Earth Day awards for outstanding efforts in environmental stewardship. Arch’s Mountain Laurel operation earned two West Virginia State Council awards for mine safety, as well as the American Coal Council’s Excellence Award for corporate citizenship.
     Additionally, the company’s total incident rate was more than 20 percent better in the first half of 2007 compared with its 2006 performance, which was one of Arch’s best years on record for safety. “While there is always room for improvement,” said Eaves, “we’re pleased that Arch’s lost-time safety rate is 62 percent better than the national average according to available 2007 MSHA data.”
     On July 1, Arch celebrated its 10-year anniversary as a public company. During the past 10 years, the company has strategically expanded its position in clean-burning, low-sulfur coal regions and today contributes roughly 11 percent of annual U.S. coal supply. “Arch Coal has become a leader in the U.S. coal industry over the past 10 years,” said Leer. “We set a high standard from the beginning and we remain committed to demonstrating responsible and progressive leadership in the coal industry.”
Arch Believes U.S. Coal Markets Are Poised to Strengthen in 2007
     Arch believes market fundamentals in 2007 continue to improve. Electric generation demand increased 2.7 percent year-to-date through the second week of July, according to the

Edison Electric Institute, while coal production declined 2.6 percent year-to-date, according to government estimates. Coal production was down in both the eastern and western U.S., with Central Appalachia declining by more than 5.0 percent and the Powder River Basin declining by close to 1.0 percent, based on the latest available Energy Information Administration statistics. Additionally, continued regulatory challenges in Central Appalachia threaten to further reduce production in that region.
     Global coal prices continue to strengthen due to robust growth in worldwide coal demand, particularly in developing Asian nations. International coal supply also has tightened in response to infrastructure and transportation challenges at some international ports. As a result, Arch estimates that growth in U.S. coal imports will slow while U.S. coal exports may increase meaningfully in 2007. These trends are likely to further tighten the U.S. coal supply and demand balance during the second half of 2007.
     Conversely, generator coal stockpiles were estimated to be approximately 155 million tons at the end of June 2007, representing a 52-day supply, which is above the historical five-year average according to company estimates. However, this level may be representative of higher generator stockpile targets going forward given recent transportation and supply challenges.
     Over the longer-term, Arch maintains a bullish outlook on U.S. coal market fundamentals. More than 9 gigawatts of new coal-fueled electric generating capacity are currently under construction in the U.S., representing approximately 35 million tons of incremental annual coal demand to be phased in over the next four years and with a significant percentage of this demand likely to be supplied by Powder River Basin coal according to company estimates. At least one plant, representing close to 800 megawatts of generating capacity, has already come online in 2007. Additionally, another 10 gigawatts are believed to be in advanced stages of development, translating into approximately 34 million tons of incremental annual coal demand over the same time frame. Between 1997 and 2006, power generators constructed only 4 gigawatts of new coal-fueled capacity.
     In fact, coal was the fastest growing fuel source in the world over the past six years according to BP’s 2007 Statistical Review of World Energy. More importantly, the International Energy Agency (IEA) projects that coal will be the fastest growing fuel source on an oil-equivalent basis over the next 25 years. According to the IEA, fossil fuels are expected to remain the dominant world energy sources through 2030 and beyond. “We believe that strong demand pull and ongoing supply constraints will continue to exert upward pressure on coal prices over the long-term,” said Leer.
Arch Selectively Adds to Sales Contract Portfolio
     Arch continues to take a patient approach to sales contracting in the current market. “While we evaluate all new sales contract opportunities, Arch is taking a very selective approach to committing its available tonnage,” said Eaves. “We continue to believe that maintaining an appropriate unpriced position is advantageous for our shareholders.”
     Since the last update, Arch priced selective coal commitments of close to 9 million tons annually for 2008 and 2009 delivery in the Western Bituminous region, at realizations ranging between $30 per ton and $35 per ton. Additionally, the company signed approximately 5 million tons of Powder River Basin coal for 2008 delivery at prices that significantly exceeded this region’s average realized pricing – and prevailing spot pricing – for the second quarter of 2007.
     At present, Arch has unpriced volumes of approximately 5 million tons for 2007 delivery; between 50 million and 60 million tons for 2008 delivery; and between 105 million and 115 million tons for 2009 delivery.
Arch Reduces Outstanding Debt in Second Quarter
     During the second quarter of 2007, Arch reduced its outstanding debt balance by $83 million. Total debt outstanding represented $1.3 billion as of June 30, 2007, while the company’s debt-to-total-capital ratio declined from approximately 50 percent at the end of the first quarter to approximately 47 percent at the end of the second quarter of 2007.
     “We borrowed on our available revolver during the first quarter of 2007 due to the timing of our capital spending needs, which are typically weighted towards the first quarter of the year,” said Senior Vice President and Chief Financial Officer Robert J. Messey. “With our positive cash flow in the quarter just ended, we reduced our debt-to-capital ratio, which is consistent with our previously stated strategy of reducing our short-term borrowings to maintain our debt balance at the levels at which we began 2007.”
Arch Reduces Guidance Range for Full Year 2007
     Arch’s core focus continues to be a market-driven operating strategy. “More normal weather patterns, U.S. coal production declines, increased net exports, and a more stringent regulatory environment – particularly in Central Appalachia – are leading to a more balanced coal supply and demand position in 2007,” said Leer. “However, power generator stockpile levels are still relatively high and pricing remains generally weak. As a result, Arch has elected to reduce production in 2007 below previously announced levels. While this reduction is expected to affect our results in 2007, we believe it is the right decision for our shareholders over the long-term.”
     Arch now expects total sales volume for 2007 to be between 125 million to 130 million tons, excluding 3 million pass-through tons that Arch services from the 2005 sale of select Central Appalachian operations and the retained contracts associated with the 2007 sale of its Mingo Logan operations. Accordingly, earnings per share for 2007 is projected to be within the range of $1.00 to $1.30, while adjusted EBITDA is expected to be in the $450 million to $500 million range.
     Furthermore, capital spending levels are expected to range between $250 million to $270 million, exclusive of reserve additions. Depreciation, depletion and amortization expense is projected to be in the $247 million to $253 million range.
     “Our company is keenly focused on managing our operations to create value for shareholders,” said Leer. “We are committed to making the right decisions today in order to retain upside potential in coming years. We believe Arch’s size, superior asset base, talented workforce and low-cost operations will enable us to deliver substantial shareholder value over the long-term.”

     “Additionally, crude oil is currently trading above $70 per barrel and the threat of increasing resource nationalism is emerging,” added Leer. “These trends continue to bring the public policy debate of domestic energy security to the forefront. Coal is the most affordable and abundant resource available to meet increased global energy needs, and while near-zero coal emission technologies won’t emerge overnight, we believe such technologies can help America meet its goal of a secure and clean energy future.”
     A conference call regarding Arch Coal’s second quarter 2007 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
     St. Louis-based Arch Coal is one of the nation’s largest coal producers. The company’s core business is providing U.S. power generators with clean-burning, low-sulfur coal for electric generation. Through its national network of mines, Arch supplies the fuel for approximately 6 percent of the electricity generated in the United States.
Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$598,745	$637,476	$1,170,094	$1,272,029

Costs, expenses and other
Cost of coal sales	482,424	471,896	931,754	954,846
Depreciation, depletion and amortization	57,990	51,713	115,610	97,534
Selling, general and administrative expenses	22,030	20,642	41,017	38,523
Other operating income, net	(17,549)	(6,623)	(23,000)	(12,859)

	544,895	537,628	1,065,381	1,078,044

Income from operations	53,850	99,848	104,713	193,985

Interest expense, net:
Interest expense	(18,733)	(15,923)	(35,991)	(31,995)
Interest income	453	600	1,124	2,515

	(18,280)	(15,323)	(34,867)	(29,480)

Other non-operating expense
Expenses resulting from early debt extinguishment and termination
of hedge accounting for interest rate swaps	(775)	(1,406)	(1,549)	(3,064)
Other non-operating income (expense), net	357	(402)	229	(137)

	(418)	(1,808)	(1,320)	(3,201)

Income before income taxes	35,152	82,717	68,526	161,304
Provision for (benefit from) income taxes	(2,400)	13,000	2,250	30,900

Net income	37,552	69,717	66,276	130,404
Preferred stock dividends	(69)	(124)	(113)	(187)

Net income available to common shareholders	$37,483	$69,593	$66,163	$130,217

Earnings per common share
Basic earnings per common share	$0.26	$0.49	$0.47	$0.91
Diluted earnings per common share	$0.26	$0.48	$0.46	$0.90

Weighted average shares outstanding
Basic	142,369	143,043	142,273	142,852
Diluted	143,819	145,164	143,803	145,018

Dividends declared per common share	$0.07	$0.06	$0.13	$0.10

Adjusted EBITDA (A)	$111,840	$151,561	$220,323	$291,519

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,693	$2,523
Trade accounts receivable	210,110	212,185
Other receivables	22,022	48,588
Inventories	145,045	129,826
Prepaid royalties	13,521	6,743
Deferred income taxes	32,014	51,802
Other	32,685	35,610

Total current assets	457,090	487,277

Property, plant and equipment, net	2,432,573	2,243,068

Other assets
Prepaid royalties	117,530	112,667
Goodwill	40,032	40,032
Deferred income taxes	253,568	263,759
Equity investments	83,266	80,213
Other	89,890	93,798

	584,286	590,469

Total assets	$3,473,949	$3,320,814

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$163,506	$198,875
Accrued expenses	196,216	190,746
Current portion of debt	59,783	51,185

Total current liabilities	419,505	440,806
Long-term debt	1,226,224	1,122,595
Asset retirement obligations	207,920	205,530
Accrued postretirement benefits other than pension	52,255	49,817
Accrued workers’ compensation	44,667	43,655
Other noncurrent liabilities	100,655	92,817

Total liabilities	2,051,226	1,955,220

Stockholders’ equity
Preferred stock	1	2
Common stock	1,431	1,426
Paid-in capital	1,349,527	1,345,188
Retained earnings	84,798	38,147
Accumulated other comprehensive loss	(13,034)	(19,169)

Total stockholders’ equity	1,422,723	1,365,594

Total liabilities and stockholders’ equity	$3,473,949	$3,320,814

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2007	2006
	(Unaudited)
Operating activities
Net income	$66,276	$130,404
Adjustments to reconcile to cash provided by operating activities:

Depreciation, depletion and amortization	115,610	97,534
Prepaid royalties expensed	7,382	3,774
Net gain on disposition of assets	(16,772)	(150)
Employee stock-based compensation expense	2,675	5,540
Other non-operating expense	1,320	3,201
Changes in:
Receivables	27,762	(69,933)
Inventories	(22,726)	(30,441)
Accounts payable and accrued expenses	(39,219)	(86,809)
Income taxes	1,517	34,062
Other	25,444	(1,717)

Cash provided by operating activities	169,269	85,465

Investing activities
Capital expenditures	(330,344)	(391,124)
Proceeds from dispositions of property, plant and equipment	69,841	417
Additions to prepaid royalties	(19,023)	(19,353)
Purchases of investments/advances to affiliates	(4,802)	(2,955)
Reimbursement of deposits on equipment	18,325	—

Cash used in investing activities	(266,003)	(413,015)

Financing activities
Net borrowings on revolver and lines of credit	121,036	95,900
Payments on long-term debt	(8,125)	(5,939)
Debt financing costs	—	(2,095)
Dividends paid	(18,680)	(14,502)
Issuance of common stock under incentive plans	1,673	6,875

Cash provided by financing activities	95,904	80,239

Decrease in cash and cash equivalents	(830)	(247,311)
Cash and cash equivalents, beginning of period	2,523	260,501

Cash and cash equivalents, end of period	$1,693	$13,190

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA:
Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; depreciation, depletion and amortization; expenses resulting from early extinguishment of debt; and other non-operating expenses.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The tables below show how we calculate Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net income	$37,552	$69,717	$66,276	$130,404
Provision for (benefit from) income taxes	(2,400)	13,000	2,250	30,900
Interest expense, net	18,280	15,323	34,867	29,480
Depreciation, depletion and amortization	57,990	51,713	115,610	97,534
Other non-operating expenses, net	418	1,808	1,320	3,201

Adjusted EBITDA	$111,840	$151,561	$220,323	$291,519

Reconciliation of Adjusted EBITDA to Net Income — 2007 Targets

	Targeted Results
	Year Ended
	December 31, 2007
	Low	High
	(Unaudited)
Net income	$145,000	$187,000
Benefit from income taxes	(16,000)	(12,000)
Interest expense, net	72,000	70,000
Depreciation, depletion and amortization	247,000	253,000
Other non-operating expenses, net	2,000	2,000

Adjusted EBITDA	$450,000	$500,000